Exhibit 99

       USANA Announces Record Second Quarter Sales and Profits

    SALT LAKE CITY--(BUSINESS WIRE)--July 19, 2005--

       Net Sales up 22 Percent; Earnings Per Share up 33 Percent

    USANA Health Sciences Inc. (NASDAQ:USNA) today announced record financial results for the second fiscal quarter of 2005 (ended July 2, 2005). The company achieved record net sales in the second quarter of $82 million, an increase of 22%, compared with $67.2 million in the second quarter of 2004. This growth was primarily driven by a 20% increase in the number of active associates and double-digit, year-over-year net sales gains achieved in all but one of the company's 12 markets.
    Earnings from operations in the second quarter of 2005 grew 31.3% to $14.7 million, or 18% of net sales, compared with $11.2 million, or 16.7% of net sales, in the second quarter of 2004. The company achieved net earnings in the second quarter of 2005 of $9.5 million, an increase of 28.7%, compared with net earnings of $7.4 million in the second quarter of 2004. Earnings per share in the second quarter increased to $0.48 per share, an increase of 33.3%, compared with $0.36 per share in the second quarter of 2004.
    For the six-month period ended July 2, 2005, net sales were $158.6 million, an increase of 22.9%, compared with $129 million in the first six months of 2004. Earnings from operations for the first six months of 2005 were $28.3 million, an increase of 38.2%, compared with $20.5 million for the same period in 2004. The company achieved net earnings in the first six months of 2005 of $18.5 million, an increase of 35.6%, compared with net earnings of $13.6 million in the first six months of 2004. Earnings per share increased 41% in the first six months of 2005 to $0.93, compared with $0.66 in the first six months of 2004.
    During the second quarter, the company, through its current share buyback program, purchased and retired 353,000 shares for an investment of $15 million. Approximately $25 million remains under the share buyback authorization.
    "We are pleased to report our 12th consecutive quarter of record net sales," said Dave Wentz, president of USANA. "On a year-over-year basis, we achieved double-digit growth in all but one of our 12 markets. Mexico was a particularly strong performer in the quarter, posting sales gains of over 76% and associate growth of 80%, compared with the same period in the prior year. In addition, Taiwan and Singapore both posted impressive revenue growth of 38%. In line with sales, the number of active associates grew to 125,000, an increase of 20%, compared with the second quarter of last year. Furthermore, sales grew sequentially in all of our markets.
    "We continue to execute our strategy to increase sales in our existing markets," continued Wentz. "In the third quarter, we will begin an initiative of increasing the investment in our associates. We believe this initiative will bring additional associates into the business and accelerate our top-line growth. We also continue to prepare for opening a new market, which we now believe will occur in the fourth quarter."
    Gilbert A. Fuller, USANA's chief financial officer, said, "We achieved another outstanding quarter for both sales and earnings. Operating profit improved both year over year and sequentially in the second quarter to 18% of net sales. This improvement was primarily driven by proportionately lower SG&A expenses.
    "To update our guidance," Fuller continued, "we expect net sales in the third quarter of 2005, typically our slowest quarter of sequential growth, to be $82 million to $84 million, an increase of as much as 22%, compared with $68.7 million in the third quarter of last year. We also expect earnings per share in the third quarter of 2005 to be $0.47 to $0.49, as we begin our initiative to provide additional incentives to our associates. In addition, we are increasing our previously announced guidance for 2005. We now believe that net sales for the full year will be between $325 million and $330 million. This represents sales growth of 19% to 21%, compared with 2004. Finally, we now believe earnings per share for 2005 will be between $1.88 and $1.92, representing growth of 25% to 27%, compared with 2004."
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 20, 2005, at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to preferred customers and associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


                    USANA Health Sciences Inc.
                Consolidated Statements of Earnings
               (In thousands, except per share data)

                                                   Quarter Ended
                                             -------------------------
                                              3-Jul-04       2-Jul-05
                                             -----------   -----------
                                             (Unaudited)   (Unaudited)

 Net sales                                    $  67,246     $  82,015
 Cost of sales                                   16,195        19,499
                                             -----------   -----------
       Gross profit                              51,051        62,516

 Operating expenses
    Associate incentives                         25,556        31,911
    Selling, general and administrative          13,656        15,168
    Research and development                        607           689
                                             -----------   -----------
       Earnings from operations                  11,232        14,748

 Other income (expense)                              (1)          (67)
                                             -----------   -----------
       Earnings before income taxes              11,231        14,681

 Income taxes                                     3,818         5,138
                                             -----------   -----------
 NET EARNINGS                                  $  7,413      $  9,543
                                             ===========   ===========
 Earnings per share - diluted                  $   0.36      $   0.48
                                             ===========   ===========
 Weighted average shares outstanding -
  diluted                                        20,523        19,821
                                             ===========   ===========


                                                 Six Months Ended
                                             -------------------------
                                              3-Jul-04       2-Jul-05
                                             -----------   -----------
                                             (Unaudited)   (Unaudited)

 Net sales                                     $129,021      $158,593
 Cost of sales                                   31,253        37,509
                                             -----------   -----------
       Gross profit                              97,768       121,084

 Operating expenses
    Associate incentives                         49,168        61,461
    Selling, general and administrative          26,918        30,017
    Research and development                      1,185         1,288
                                             -----------   -----------
       Earnings from operations                  20,497        28,318

 Other income (expense)                             148            98
                                             -----------   -----------
       Earnings before income taxes              20,645        28,416

 Income taxes                                     7,019         9,945
                                             -----------   -----------

 NET EARNINGS                                  $ 13,626      $ 18,471
                                             ===========   ===========

 Earnings per share - diluted                  $   0.66      $   0.93
                                             ===========   ===========
 Weighted average shares outstanding -
  diluted                                        20,688        19,896
                                             ===========   ===========


                    USANA Health Sciences Inc.
                   Consolidated Balance Sheets
                         (in thousands)

                                                 As of        As of
                                               1-Jan-05     2-Jul-05
                                              -----------  -----------
                                                           (Unaudited)
ASSETS
    Cash and cash equivalents                  $  15,067    $  20,428
    Inventories, net                              17,722       22,044
    Other current assets                           8,034        7,611
                                              -----------  -----------
Total current assets                              40,823       50,083

Property and equipment, net                       23,194       23,233
Goodwill                                           5,690        5,690
Other assets                                       1,957        2,812
                                              -----------  -----------
       Total assets                            $  71,664    $  81,818
                                              ===========  ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                           $   5,106    $   4,814
    Other current liabilities                     17,644       20,706
                                              -----------  -----------
Total current liabilities                         22,750       25,520

    Other long-term liabilities                    1,071        1,495

    Stockholders' equity                          47,843       54,803
                                              -----------  -----------
       Total liabilities and stockholders'     $  71,664    $  81,818
        equity                                ===========  ===========


                    USANA Health Sciences Inc.
                         Sales by Market
                         (in thousands)

                                           Quarter Ended
                               ---------------------------------------
                                    3-Jul-04              2-Jul-05
                               ------------------    -----------------
                                  (Unaudited)           (Unaudited)
Region
   United States               $ 27,821     41.4%    $ 33,067    40.3%
   Canada                        12,378     18.4%      15,287    18.6%
   Australia-New Zealand          8,471     12.6%      11,241    13.7%
   Hong Kong                      2,750      4.1%       3,377     4.1%
   Japan                          2,176      3.2%       2,620     3.2%
   Taiwan                         3,898      5.8%       5,381     6.6%
   Korea                          1,804      2.7%       1,323     1.6%
   Singapore                      2,612      3.9%       3,606     4.4%
   Mexico                         2,216      3.3%       3,910     4.8%
   Contract Manufacturing         3,120      4.6%       2,203     2.7%
                               ---------   ------    ---------  ------
                               $ 67,246    100.0%    $ 82,015   100.0%
                               =========   ======    =========  ======


                   Active Associates by Market

                                                As of
                               ---------------------------------------
                                    3-Jul-04              2-Jul-05
                               ------------------    -----------------
                                  (Unaudited)           (Unaudited)
Region
   United States                 40,000     38.5%      46,000    36.8%
   Canada                        20,000     19.2%      22,000    17.6%
   Australia-New Zealand         13,000     12.5%      16,000    12.8%
   Hong Kong                      5,000      4.8%       5,000     4.0%
   Japan                          4,000      3.8%       4,000     3.2%
   Taiwan                         8,000      7.7%      12,000     9.6%
   Korea                          3,000      2.9%       2,000     1.6%
   Singapore                      6,000      5.8%       9,000     7.2%
   Mexico                         5,000      4.8%       9,000     7.2%
                               ---------   ------    ---------  ------
                                104,000    100.0%     125,000   100.0%
                               =========   ======    =========  ======


               Active Preferred Customers by Market

                                                 As of
                               ---------------------------------------
                                   3-Jul-04              2-Jul-05
                               ------------------    -----------------
                                  (Unaudited)           (Unaudited)
Region
   United States                 36,000     61.0%      41,000    62.1%
   Canada                        16,000     27.1%      18,000    27.3%
   Australia-New Zealand          5,000      8.5%       5,000     7.6%
   Hong Kong                      1,000      1.7%          (a)    0.0%
   Japan                             (a)     0.0%       1,000     1.5%
   Taiwan                         1,000      1.7%          (a)    0.0%
   Korea                             (a)     0.0%          (a)    0.0%
   Singapore                         (a)     0.0%          (a)    0.0%
   Mexico                            (a)     0.0%       1,000     1.5%
                               ---------   ------    ---------  ------
                                 59,000    100.0%      66,000   100.0%
                               =========   ======    =========  ======

(a) Count of Active Preferred Customers is less than 500.

    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com